Exhibit 23.3

CONSENT TO USE OF SUMMARY REPORT

To the Board of Directors of
Barnabus Enterprises Ltd.

I hereby consent to the inclusion of my name in connection with the Amendment No. 2 to Form SB-2 Registration Statement filed with the Securities and Exchange Commission and reference to my summary report dated April 30, 2002 for the registrant, Barnabus Enterprises Ltd.

Sincerely,

/s/ John Mirko
John Mirko

February 3, 2003